Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 268006 on Form S-8 of RXO, Inc. of our report dated August 23, 2024, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the derivation of the combined financial statements from the accounting records of United Parcel Service, Inc. (“UPS”), the existence of significant transactions with related parties, and the allocation of certain expenses by UPS) relating to the combined financial statements of Coyote Logistics appearing in the Current Report on Form 8-K of RXO, Inc. dated September 9, 2024.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

September 9, 2024